EXHIBIT 10.4

                      LONG-TERM PERFORMANCE INCENTIVE PLAN
                            OF THE COCA-COLA COMPANY

                as amended and restated effective April 21, 1999


SECTION 1.   PURPOSE

     The purpose of the Long-Term Performance Incentive Plan of The Coca-Cola Company (the "Plan") is to advance the interests of The Coca-Cola Company (the "Company") by providing a competitive level of incentive for eligible senior executives which will encourage them to more closely identify with share-owner interests and to achieve financial results consistent with the Company's long range business plans. It will also provide a vehicle to attract and retain key executives who are responsible for moving the business forward.


SECTION 2.   ADMINISTRATION

     The Plan will be administered by the Compensation Committee of the Board of Directors of the Company or a subcommittee thereof (the "Committee") consisting of not less than two members of the Board of Directors. The Committee will determine which of the eligible key employees of the Company and its Related Companies (as hereinafter defined) to whom, and the time or times at which, Long-Term Incentive Awards will be granted under the Plan, and the other conditions of the grant of the Long-Term Incentive Awards. The provisions and conditions of the grants of Long-Term Incentive Awards need not be the same with respect to each grantee or with respect to each Long-Term Incentive Award.

     The Committee will, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and will make determinations and will take such other action in connection with or in relation to accomplishing the objectives of the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of the Long-Term Incentive Awards granted hereunder by the Committee will be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Related Companies, the Committee, the Board, officers, the affected employees of the Company and/or its Related Companies, and any participant or former participant under the Plan, as well as their respective successors in interest.


SECTION 3.   ELIGIBILITY

     The Chief Executive Officer, the President (if any), each executive officer and such other senior officers of the Company as the Committee may designate (the executive officers and designated senior officers, together "Eligible Officers") will be eligible to participate in the Plan, but no individual will have a right to participate. Long-Term Incentive Awards may be granted to such Eligible Officers of the Company and its Related Companies as determined in the sole discretion of the Committee. The term "Related Company" or "Related Companies" will mean any corporation or business organization in which the Company owns, directly or indirectly, during the relevant time, either (i) 50% or more of the voting stock or capital where such entity is not publicly held, or (ii) an interest which causes the other entity's financial results to be consolidated with the Company's financial results for financial reporting purposes.


SECTION 4.   GRANTS OF LONG-TERM INCENTIVE AWARDS

          (a) Annual Selection by the Committee of Participants. Annually, participants will be selected within 90 days after the beginning of a three-year performance period ("Performance Period") in

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     accordance with Section 162(m) of the Internal Revenue Code of 1986
     (the "Code"). Following such selection by the Committee, the Chief Executive Officer will advise such Eligible Officers that they are participants in the Plan for a Performance Period. Each Performance Period will be of three years duration and will commence on the first day of January of the applicable year. A new three-year Performance Period will commence each year.

          (b) Calculation of Performance Incentive Base. Annually, within 90 days after the beginning of a Performance Period, the Committee will calculate the participant's Performance Incentive Base for that Performance Period. The Performance Incentive Base will be the participant's salary grade midpoint at the time of notification, times a percentage predicated upon the participant's relative responsibility level within the Company. The percentage will be progressively higher for correspondingly higher levels of responsibility within the Company. Once the Performance Incentive Base (i.e., the employee's salary grade midpoint and the applicable percentage) is determined at the commencement of each Performance Period, that Performance Incentive Base will not change for that Performance Period.


SECTION 5.   PERFORMANCE CRITERIA

     Performance will be measured based upon two or more objective criteria for each Performance Period. Criteria will be measured annually over the three-year Performance Period. Within 90 days of the beginning of a Performance Period, the Committee shall specify which of the following criteria will apply during such Performance Period, together with those factors related to such criteria as are noted below as well as any applicable matrices, schedules or formulae applicable to weighting of such criteria in determining performance:

          (a) Growth in Unit Case Sales. The annual compound "growth in Unit Case Sales" will mean the growth in the number of cases of 24 8 oz. (U.S.) servings sold during a year compared to the number sold in the previous year, as determined by the Controller.

          (b) Operating Profit Margin. "Operating Profit Margin" for a calendar year will be determined by the Controller using the following formula: consolidated operating profit as a percent of consolidated revenues excluding Company-owned bottling operations and after adjustment for deviations from budgeted exchange rates.

          (c) Share of Sales. "Share of Sales" will be determined by the Controller using the following formula: percent of the total unit case volume for the soft-drink category (or such other category or categories as the Committee specifies at the time it selects the criterion for a Performance Period) of the commercial beverages industry.

          (d) Growth in Economic Profit. "Growth in Economic Profit" shall be determined for each calendar year in accordance with the definition of Economic Profit provided by the Controller and approved by the Committee within 90 days of the start of the Performance Period in which it would apply. At such time, the Committee may, but is not obligated to, specify an independent inflation/deflation index and/or exchange rate index that will be applied to the calculation of Economic Profit to eliminate any effect of inflation and/or exchange rates on the calculation of Economic Profit.


SECTION 6.   AWARD DETERMINATION

     Awards will be determined after the close of each Performance Period, based upon measures established by the Committee in accordance with Section 5 of this Plan.

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     In no event will any Long-Term Incentive Award to a participant for any
Performance Period exceed the amount of $3,500,000, excluding interest on any Contingent Award, deferred Vested Cash Award or deferred Contingent Award.

     The Committee may, in its sole discretion, reduce the amount of any Long-Term Incentive Award or refuse to pay any Long-Term Incentive Award.


SECTION 7.   PAYMENT OF LONG-TERM INCENTIVE AWARDS

          (a) Conditions to Payment of Long-Term Incentive Awards. Prior to the payment of any Long-Term Incentive Award, the Committee will certify the performance under the applicable criteria. In addition, no Long-Term Incentive Award will be payable pursuant to this Plan until share-owner approval of the Plan (within the meaning of Code Section 162(m)) has been received. Long-Term Incentive Awards are subject to forfeiture as provided below.

          (b) All Payments Are In Cash. Long-Term Incentive Awards will be paid in cash, at the times provided in Section 7 (c) and portions of awards are subject to forfeiture until paid, as provided below.

          (c) Timing of Payment of Long-Term Incentive Awards. Long-Term Incentive Awards will be paid in two installments as provided in subsections (c) (1) and (c) (2) below except as otherwise provided in this Plan.

               (1) The Vested Cash Award. One-half of the Long-Term Incentive Award (the "Vested Cash Award") will be paid in cash to each participant within sixty days after the date on which the Committee certifies the criteria and makes the Long-Term Incentive Award. The date on which the certification is made is called the "Award Certification Date" in this Plan.

               (2) Contingent Award. The second half of the Long-Term Incentive Award is referred to herein as the "Contingent Award." The Contingent Award, plus interest at the Applicable Interest Rate (as defined below) thereon from the Award Certification Date, will be paid in cash to each participant within sixty days after the expiration of the second year following the end of the final year of the applicable Performance Period, provided that such Contingent Award has not been forfeited as set forth in the following sentence. The Contingent Award will be forfeited to the Company (unless the Committee in its sole discretion otherwise determines) if, within two years from the end of the Performance Period, the participant terminates his or her employment with the Company (for reasons other than death, leave of absence, retirement or disability, as such events may be defined by the Committee). If a participant retires, is granted a leave of absence, becomes disabled or dies after the end of the Performance Period but prior to the expiration of such two-year period, the participant or his or her estate shall be entitled to receive the whole Contingent Award, with interest accruing only through and including the date of such event, within 60 days of the date of such event.

          (d) Deferral of Vested Cash Awards or Contingent Awards. All Vested Cash Awards will be paid in cash at the time prescribed in subparagraph
     (c)(1) above, unless the Committee has received and, in its sole discretion, approved a request to defer payment of the Vested Cash Award. All Contingent Awards will be paid in cash at the time prescribed in subparagraph (c)(2) above, unless the Committee has received and, in its sole discretion, approved a request to defer payment of the Contingent Award. Committee approval of a request to defer payment of a Vested Cash Award or a Contingent Award must be granted no later than the last day of the second year of the Performance Period. All requests to defer payments of a Vested Cash Award or a Contingent Award, must specify an election as to the timing for receipt of the deferred amounts, from among the following options:

               (1) full cash payment at a date not less than one year from the Award Certification Date nor more than one year after the date of retirement,

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               (2) equal annual installments over a period not to exceed fifteen years, commencing not less than one year from the date of retirement, or

               (3) full cash payment upon retirement.

     Any amounts deferred will bear interest from the Award Certification Date. Notwithstanding any election to defer a Vested Cash Award or a Contingent Award, in the event of a participant's death, all amounts elected to be deferred will be paid in full to the executor or administrator of a participant's estate within a reasonable time after notice to the Committee of such participant's death.

          (e) Applicable Interest Rate. Contingent Awards and deferred Vested Cash Awards will bear interest calculated at a rate, called the "Applicable Interest Rate," determined pursuant to rules promulgated by the Committee, provided that in no event may the Applicable Interest Rate constitute interest which is "above-market" as set forth in Item 402 of Regulation S-K (or any successor provision) promulgated by the Securities and Exchange Commission.

          (f) Withholding for Taxes. The Company will have the right to deduct from all Long-Term Incentive Award payments any taxes required to be withheld with respect to such payments.

          (g) Payments to Estates. Long-Term Incentive Awards and earnings thereon, if any, to the extent that they are due to a participant pursuant to the provisions hereof and which remain unpaid at the time of the participant's death, will be paid in full to the participant's estate.


SECTION 8.   TERMINATION OF EMPLOYMENT DURING A PERFORMANCE PERIOD

          (a) For Reasons Other Than Retirement, Leave of Absence, Disability or Death. If the participant's employment by the Company or a Related Company terminates for any reason (other than retirement, leave of absence, disability or death) during any Performance Period, the Committee may in its discretion determine that the participant will not be entitled to any Long-Term Incentive Award for that Performance Period; otherwise the participant will receive a prorated Long-Term Incentive Award calculated in accordance with Section 8(c). Generally, the Committee will use its negative discretion so that those participants who choose to leave the Company during a Performance Period will receive no Long-Term Incentive Award for such Performance Period.

          (b) For Retirement, Leave of Absence, Disability or Death. If a participant's employment with the Company or a Related Company terminates during a Performance Period because of retirement, leave of absence, disability or death during any Performance Period, the participant (or his or her estate in the event of death) will be entitled to a prorated Long-Term Incentive Award calculated in accordance with Section 8(c).

          (c) Calculation and Payment of Prorated Long-Term Incentive Awards for Termination During a Performance Period. Any prorated Long-Term Incentive Award to be paid in accordance with Section 8 (a) or (b) will be calculated as if the Performance Period ended on the last day of the year in which the participant's employment terminated. The Committee will certify performance based upon the applicable criteria as if the Performance Period has ended. The portion of the Long-Term Incentive Award to be paid to the participant or his or her estate would then be determined by multiplying the Long-Term Incentive Award amount times a fraction, the numerator of which will be the number of months of the Performance Period that elapsed prior to the termination of employment (rounding up to the next whole number) and the denominator of which will be 36. The prorated amount would be paid within sixty days after the Award Certification Date for such prorated Long-Term Incentive Award. Such prorated amount will be paid in a lump sum so that there will be no Contingent Award owing to the participant or his or her estate and no ability to defer payment of such prorated Long-Term Incentive Award.

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SECTION 9.   AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN

     The Board or the Committee may terminate the Plan at any time. From time to time, the Board or the Committee may suspend the Plan, in whole or in part. From time to time, the Board or the Committee may amend the Plan, including the adoption of amendments deemed necessary or desirable to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Long-Term Incentive Award granted hereunder so long as share-owner approval has been obtained if required by Code Section 162(m). No amendment, termination or modification of the Plan may in any manner affect Long-Term Incentive Awards theretofore granted without the consent of the participant unless the Committee has made a determination that an amendment or modification is in the best interest of all persons to whom Long-Term Incentive Awards have theretofore been granted, but in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to such Long-Term Incentive Award.


SECTION 10.   GOVERNING LAW

     The Plan and all determinations made and actions taken pursuant thereto will be governed by the laws of the State of Georgia and construed in accordance therewith.


SECTION 11.   EFFECT ON BENEFIT PLANS

     Long-Term Incentive Awards will be included in the computation of benefits under the Employee Retirement Plan, Overseas Retirement Plan and other retirement plans maintained by the Company under which the Participant may be covered and the Thrift and Investment Plan, subject to all applicable laws and in accordance with the provisions of those plans.

     Long-Term Incentive Awards will not be included in the computation of benefits under any group life insurance plan, travel accident insurance plan, personal accident insurance plan or under Company policies such as severance pay and payment for accrued vacation, unless required by applicable laws.


SECTION 12.   CHANGE IN CONTROL

     If there is a Change in Control (as hereinafter defined) while the Plan remains in effect, then

          (a) each participant's Long-Term Incentive Awards accrued through the date of such Change in Control for each Performance Period then in effect automatically will become nonforfeitable on such date,

          (b) the Committee immediately after the date of such Change in Control will determine each participant's Long-Term Incentive Award accrued through the end of the calendar month which immediately precedes the date of such Change in Control, and such determination will be made based on a formula established by the Committee which computes such Long-Term Incentive Award using (1) actual performance data for each full Plan Year in each Performance Period for which such data is available and (2) projected data for each other Plan Year, which projection will be based on a comparison (for the Plan Year which includes the Change in Control) of the actual performance versus budgeted performance for each criteria applicable to the Long-Term Incentive Award for the full calendar months (in such Plan Year) which immediately precede the Change in Control, multiplied by (3) a fraction, the numerator of which will be the number of full calendar months in each such Performance Period before the date of the Change in Control and the denominator of which will be thirty-six,

          (c) each participant's accrued Long-Term Incentive Award (as determined under Section 12(b) and his then unpaid Vested Cash Award and Contingent Award(s) under Section 7 (computed with interest at the weighted prime rate at SunTrust Bank, Atlanta, accrued on such Long-Term Incentive

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     Awards under Section 7 through the date of such Change in Control but in no event constituting an "above-market" rate of interest as set forth in Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission (or any successor provision) will be paid to him in a lump sum in cash promptly after the date of such Change in Control in lieu of any other additional payments under the Plan for the related Performance Periods, and

          (d) any federal golden parachute payment excise tax paid or payable under Section 4999 of the Code, or any successor to such Section, by a participant for his taxable year for which he reports the payment made under Section 12(c) on his federal income tax return will be deemed attributable to such payment under Section 12(c), and the Company promptly on written demand from the participant (or, if he is dead, from his estate) will pay to him (or, if he is dead, to his estate) an amount equal to such excise tax.

         A "Change in Control" for purposes of this Section 12 will mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as in effect on January 1, 1999, provided that such a change in control will be deemed to have occurred at such time as (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act as in effect on January 1, 1999) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act as in effect on January 1, 1999) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the share owners of the Company approve any merger or consolidation as a result of which its stock will be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the share owners of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were share owners of the Company immediately prior to the effective date of the merger or consolidation will have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control will be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise.

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